Exhibit 99.3

Catalent Pharma Solutions, Inc. and Aptuit Holdings, Inc.

Unaudited Pro Forma Combined Financial Statements

Catalent Pharma Solutions, Inc. (“Catalent” or the “Company”) is a direct, wholly-owned subsidiary of PTS Intermediate Holdings LLC (“Intermediate Holdings”). Intermediate Holdings is a direct, wholly-owned subsidiary of PTS Holdings Corp. (“Parent”) and Parent is 100% owned by Phoenix Charter LLC (“Phoenix”) and certain members of the Company’s senior management. Phoenix is wholly-owned by BHP PTS Holdings L.L.C., an entity controlled by affiliates of The Blackstone Group, a global private investment and advisory firm.

Completion of Acquisition

On February 17, 2012, Catalent completed its acquisition of the Clinical Trial Supplies business (the “CTS Business”) of Aptuit, LLC, a Delaware limited liability company (“Aptuit”), by purchasing all of the outstanding shares of capital stock of Aptuit Holdings, Inc. (“Holdings”), a wholly-owned subsidiary of Aptuit (the “Acquisition”).

In accordance with the Stock Purchase Agreement between Catalent and Aptuit, dated as of August 19, 2011, as amended on January 22, 2012 (the “Stock Purchase Agreement”), Catalent purchased all of the outstanding shares of capital stock of Holdings from Aptuit for a purchase price of $402.1 million (subject to working capital and indebtedness adjustment). Holdings is now a direct, wholly-owned subsidiary of Catalent.

Catalent financed the Acquisition and related fees and expenses using the proceeds from the $400 million incremental term loan facility (the “Incremental Term Loan Facility) and cash on hand.

Catalent and the CTS Business began joint operations immediately after the acquisition became effective. The unaudited pro forma combined statements of operations and the unaudited pro forma combined statement of financial condition are based upon the historical consolidated financial statements of Catalent and the CTS Business after giving effect to the Acquisition, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements.

The unaudited pro forma combined balance sheet as of December 31, 2011 combines the historical consolidated balance sheets of Catalent and the CTS Business, giving effect to the Acquisition as if it had occurred on December 31, 2011. The unaudited pro forma combined statements of operations for the fiscal year ended June 30, 2011 and for the six months ended December 31, 2011 combine the historical consolidated statements of operations of Catalent and the CTS Business, giving effect to the Acquisition as if it had occurred on July 1, 2010. The historical consolidated financial information has been adjusted in the unaudited pro forma combined financial statements to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial statements. In addition, the unaudited pro forma combined financial information was based on and should be read in conjunction with the:

•

separate historical financial statements of Catalent as of and for the year ended June 30, 2011 and the related notes included in Catalent’s Annual Report on Form 10-K for the year ended June 30, 2011 filed by Catalent on September 16, 2011 (File No. 333-147871);

•

separate historical financial statements of Catalent as of and for the six months ended December 31, 2011 and the related notes included in Catalent’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2011 filed by Catalent on February 10, 2012 (file No. 333-147871);

•

separate historical financial statements of the CTS Business as of and for the year ended September 30, 2011 and the related notes included in the Combined Financial Statements for the year ended September 30, 2011, included as Exhibit 99.1 to this current report on form 8-K/A;

•	separate unaudited historical financial statements of the CTS Business as of and for the three months ended December 31, 2011, included as Exhibit 99.2 to this Current Report on Form 8-K/A.

The unaudited pro forma combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Acquisition been completed as of the date indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Catalent and the CTS Business during the periods presented in the unaudited pro forma combined financial statements that would need to be eliminated.

Catalent Pharma Solutions, Inc. and Aptuit Holdings, Inc.

Unaudited Pro Forma Combined Financial Statements

The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles (“GAAP”). Catalent has been treated as the acquirer in the acquisition for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments included herein are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial information, and may be revised as additional information becomes available and as additional analyses are performed. Differences between the preliminary estimates reflected in these unaudited pro forma combined financial statements and the final acquisition accounting will likely occur, and these differences could have a material impact on the accompanying unaudited pro forma combined financial statements and the combined company’s future results of operations and financial position.

In addition, the unaudited pro forma combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Acquisition, the costs to integrate the operations of Catalent and the CTS Business, or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Unaudited Pro Forma Combined

Statement of Operations

For the Year Ended June 30, 2011

(in millions)

	Catalent	CTS	Pro Forma Adjustments		Pro Forma Combined
Net revenue	$1,640.3	$196.8	$—		$1,837.1
Cost of products sold	1,121.8	76.1	2.2	(a)	1,200.1

Gross margin	518.5	120.7	(2.2)		637.0

Selling, general and administrative expenses	311.2	115.1	16.0	(b)	442.3
Restructuring and other acquisition-related costs	14.7	1.4	(0.3	) (c)	15.8
Impairment charges and loss on sale of assets	3.6	—	—		3.6
Property and casualty losses, net	11.6	—	—		11.6

Operating income	177.4	4.2	(17.9)		163.7
Interest expense, net	165.5	20.0	3.0	(d)	188.5
Other expense, net	27.3	0.3	—		27.6

Loss from continuing operations before income tax expense	(15.4)	(16.1)	(20.9)		(52.4)
Income tax expense (benefit)	24.1	6.1	(4.7	) (e)	25.6

Loss from continuing operations	(39.5)	(22.3)	(16.2)		(78.0)
Loss from discontinued operations, net of income tax expense	(10.6)	—	—		(10.6)

Net loss	(50.1)	(22.3)	(16.2)		(88.6)
Net income attributed to noncontrolling interest, net of tax	3.9	—	—		3.9

Net loss attributable to Calalent	$(54.0)	$(22.3)	$(16.2)		$(92.5)

See accompanying Notes to the Unaudited Pro Forma Combined Financial Statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments.

Unaudited Pro Forma Combined

Statement of Operations

For the Six Months Ended December 31, 2011

(in millions)

	Catalent	CTS	Pro Forma Adjustments		Pro Forma Combined
Net revenue	$827.0	$100.4	$—		$927.4
Cost of products sold	572.8	38.1	1.1	(a)	612.0

Gross margin	254.2	62.3	(1.1)		315.4

Selling, general and administrative expenses	159.0	59.8	5.7	(b)	224.5
Restructuring and acquisition-related costs	11.8	0.3	(6.5	) (c)	5.6
Impairment charges and loss on sale of assets	(0.8)	—	—		(0.8)
Property and casualty gains, net	(14.6)	—	—		(14.6)

Operating income	98.8	2.2	(0.3)		100.7
Interest expense, net	83.2	10.5	3.9	(d)	97.6
Other (income) expense, net	(2.4)	0.5	—		(1.9)

Income (loss) from continuing operations before income tax expense	18.0	(8.8)	(4.2)		5.0
Income tax expense (benefit)	10.8	2.7	(3.3	) (e)	10.2

Income (loss) from continuing operations	7.2	(11.5)	(0.9)		(5.2)

Income from discontinued operations, net of income tax expense	0.1	—	—		0.1

Net Income (loss)	7.3	(11.5)	(0.9)		(5.2)

Net income attributed to noncontrolling interest, net of tax benefit	0.3	—	—		0.3

Net income (loss) attributable to Calalent	$7.0	$(11.5)	$(0.9)		$(5.4)

See accompanying Notes to the Unaudited Pro Forma Combined Financial Statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments.

Unaudited Pro Forma Combined

Balance Sheets

As of December 31, 2011

(in millions)

	Catalent	CTS	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$203.4	$13.4	$(11.9	) (f)	$204.9
Trade receivables, net	246.5	29.5	—		276.0
Income tax receivable	—	—	1.1	(g)	1.1
Unbilled services	—	11.9	—		11.9
Inventories, net	154.0	—	—		154.0
Prepaid expenses and other	97.6	1.5	—		99.1

Total current assets	701.5	56.3	(10.8)		747.0
Property and equipment, net	730.9	71.2	9.7	(h)	811.8
Other assets:
Goodwill	879.2	41.8	133.0	(i)	1,054.0
Intangible assets, net	268.1	16.8	160.8	(j)	445.7
Deferred income taxes	112.7	1.0	—		113.7
Other	32.0	0.7	—		32.7

Total assets	$2,724.4	$187.8	$292.7		$3,204.9

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable	$113.4	$13.2	$—		$126.6
Other accrued liabilities	224.2	11.2	9.7	(k)	245.1
Current portion of long-term obligations and other short-term borrowings	27.1	—	—		27.1
Income tax payable	—	1.1	—		1.1
Unearned revenue	—	15.7	(1.4	) (l)	14.3
Other current liabilities	—	—	(0.7	) (m)	(0.7)

Total current liabilities	364.7	41.2	7.6		413.5
Long-term obligations, less current portion	2,248.6	—	—		2,248.6
Incremental term loan facility	—	—	390.2	(f)	390.2
Pension liability	72.0	—	—		72.0
Deferred income taxes	188.7	—	48.9	(n)	237.6
Other liabilities	55.6	1.1	1.1	(o)	57.8

Total liabilities	2,929.6	42.3	447.8		3,419.7

Committments and contingencies
Shareholders’ deficit:
Common stock	—	—	—		—
Additional paid in capital	1,084.8	145.5	(145.5	) (p)	1,084.8
Accumulated deficit	(1,334.7)	—	(9.6	) (k)	(1,344.3)
Accumulated other comprehensive income	40.6		—		40.6

Total Catalent shareholder’s (deficit) equity	(209.3)	145.5	(155.1)		(218.9)
Noncontrolling interest	4.1	—	—		4.1

Total shareholder’s (deficit) equity	(205.2)	145.5	(155.1)		(214.8)

Total liabilities and shareholder’s deficit	$2,724.4	$187.8	$292.7		$3,204.9

See accompanying Notes to the Unaudited Pro Forma Combined Financial Statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments.

Catalent Pharma Solutions, Inc. and Aptuit LLC

Unaudited Pro Forma Combined Financial Statements

1.	Description of Transaction

On February 17, 2012, pursuant to the Stock Purchase Agreement Catalent acquired the CTS Business for cash consideration of approximately $402.1 million, subject to certain adjustments. Catalent began operating the CTS Business on February 17, 2012. Each share of Holdings stock issued and outstanding immediately prior to the consummation of the Acquisition was acquired for the purchase price (the “acquisition consideration”) in a cash and debt free taxable transaction.

2.	Basis of Presentation

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting and was based on the historical consolidated financial statements of Catalent and Aptuit. Certain reclassifications have been made to the historical consolidated financial statements of the CTS Business to conform with Catalent’s presentation, primarily related to the presentation of selling and marketing, general and administrative, property and equipment, prepaid and other expenses, accrued expenses, other current liabilities and deferred revenue. All pro forma statements use the CTS Business’ period end date and no adjustments were made to the CTS Business’ reported information for its period end dates.

The acquisition method of accounting is based on Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, (“ASC 805”) and uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), which Catalent has adopted as required. The unaudited pro forma combined financial information was prepared using the acquisition method of accounting under GAAP.

ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the Acquisition date. In addition, ASC 805 establishes that the consideration transferred be measured at fair value on the closing date of the Acquisition; this particular requirement will likely result in an equity component that is different from the amount assumed in these unaudited pro forma combined financial statements.

ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Catalent may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Catalent’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the Acquisition, at their respective fair values and added to those of Catalent. Financial statements and reported results of operations of Catalent issued after completion of the Acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of the CTS Business.

Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the acquired company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total advisory, legal, regulatory and valuation costs expected to be incurred by Catalent are estimated to be $4.7 million, of which Catalent estimates $4.4 million has been recorded in the six months ended December 31, 2011, which are reflected in these unaudited pro forma combined financial statements as an increase to accrued liabilities and accumulated deficit. The unaudited pro forma combined financial statements do not reflect any restructuring and integration charges expected to be incurred in connection with the Acquisition which will be expensed as incurred. The unaudited pro forma combined financial statements do not reflect anticipated acquisition-related transaction costs to be incurred by the CTS Business, which are estimated to be approximately $2.5 million.

Catalent Pharma Solutions, Inc. and Aptuit LLC

Unaudited Pro Forma Combined Financial Statements

3.	Accounting Policies

As a result of the continuing review of the CTS Business’ accounting policies, Catalent may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Catalent is not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma combined financial statements do not assume any differences in accounting policies.

4.	Consideration Transferred

In accordance with ASC 820, the fair value of the acquisition consideration transferred of $402.1 million in cash was measured on the closing date of the Acquisition. The purchase price is subject to possible upward or downward adjustment based on certain provisions in the Stock Purchase Agreement relating to working capital and indebtedness.

5.	Estimate of Assets Acquired and Liabilities Assumed

A preliminary estimate of the assets acquired and the liabilities assumed by Catalent in the Acquisition, reconciled to the consideration transferred is provided below. The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Catalent in the acquisition, reconciled to the estimate of consideration expected to be transferred:

(in millions)
Book value of net assets acquired	$145.5
Adjusted for:
Elimination of existing goodwill and intangible assets	(58.6)

Adjusted book value of net assets acquired	86.9
Adjustments to:
Identifiable intangible assets	177.6
Plant, property and equipment	9.7
Other adjustments	2.0
Taxes	(48.9)
Goodwill	174.8

Consideration transferred	$402.1

Catalent Pharma Solutions, Inc. and Aptuit LLC

Unaudited Pro Forma Combined Financial Statements

The components of the estimated increase to fair value for acquired plant, property and equipment are as follows:

	Estimated Step-up (in millions)	Estimated Remaining Useful Life (in years)
Land	$(1.3)	NA
Building and improvements	(2.7)	25
Leasehold Improvements	2.7	6
Machinery and equipment	10.6	6
Computer hardware	(0.2)	3
Software	0.4	3
Furniture and fixtures	0.3	4
Construction-in-progress	(0.1)	NA

Total	$9.7

As of the effective date of the Acquisition plant, property and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. Fair value can be determined in a variety of methods depending on the nature of the asset and the quality of available information, but, generally, land is valued by referencing relevant sales transactions of comparable property and all other property, plant and equipment assets are measured by determining the cost to replace the asset with another asset of similar utility, with the income approach and/or market approach used where possible for validation.

As Catalent is in the process of evaluating the specific nature, age, condition or location of the land, buildings, machinery and equipment, and construction-in-process acquired as of the acquisition date, for purposes of these unaudited pro forma combined financial statements, a fair value adjustment to property, plant and equipment has been estimated by obtaining a high-level understanding of the nature, amount and type of the CTS Business property, plant and equipment as of December 31, 2011 and using a value-in-use valuation premise. The estimated step-up and estimated useful lives are preliminary, subject to change and could vary materially from the actual step-up calculated and useful lives determined after the effective date of the Acquisition.

For purposes of these unaudited pro forma combined financial statements, the estimated fair value adjustment to plant, property and equipment and the estimated useful lives are preliminary, subject to change once Catalent completes its analyses of additional information available to it after the closing of the Acquisition, and could vary materially from the actual fair value adjustment calculated and the useful life determined as of the effective date of the Acquisition. Catalent believes, to the best of its knowledge, that the estimates are reasonable estimates of fair value and useful life at the time this unaudited pro forma combined financial information was prepared.

Catalent Pharma Solutions, Inc. and Aptuit LLC

Unaudited Pro Forma Combined Financial Statements

The components of the estimated fair value of acquired identifiable intangible assets are as follows:

	Estimated Fair Value (in millions)	Estimated Useful Life (in years)
Customer relationships- finite-lived	$171.0	13-15
Back-log	3.0	1.0
Internally developed software - finite-lived	3.4	4.9
Leasehold Assets	0.2	4.0

Total	$177.6

As of the effective date of the Acquisition, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma combined financial statements, it is assumed that all assets will used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

The fair value of identifiable intangible assets is determined primarily using the “income method,” which starts with a forecast of all the expected future net cash flows. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other relevant laws and regulations, there were significant limitations regarding what Catalent could learn about the specifics of the CTS Business intangible assets prior to the consummation of the Acquisition and any such process will take several months to complete.

At this time, Catalent is continuing to obtain complete information as to the amount, timing and risk of cash flows of all of these intangible assets. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, sales and marketing expenses, and working capital/contributory asset charges); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors. However, for purposes of these unaudited pro forma combined financial statements, and using information to which Catalent was granted access as well as publicly available information, the CTS Business cost structure, and certain other high-level assumptions, Catalent believes the preliminary estimates of fair value of the identifiable intangible assets and their weighted-average useful lives provide a reasonable indication of the adjustment that is likely to occur.

These preliminary estimates of fair value and weighted-average useful life may differ from the final acquisition accounting, and such differences, if any, may have a material impact on the accompanying unaudited pro forma combined financial statements. These values were determined utilizing the best information available concurrent with the preparation of this filing.

As of the effective time of the Acquisition, debt is required to be measured at fair value. Catalent has not assumed any debt from the CTS Business related to the transaction.

As of the effective time of the Acquisition, except as specifically excluded, contingencies are required to be measured at fair value, if the acquisition-date fair value of the asset or liability arising from a contingency can be determined. If the acquisition-date fair value of the asset or liability cannot be determined, the asset or liability would be recognized at the acquisition date if both of the following criteria were met: (i) it is probable that an asset existed or that a liability had been incurred at the acquisition date, and (ii) the amount of the asset or liability can be reasonably estimated. As disclosed in the CTS Business Annual Financial Statements for the year ended September 30, 2011, the CTS Business is “involved in various legal proceedings of a nature considered normal to its business.” Such legal proceedings are not material to these pro-forma financial statements.

Catalent Pharma Solutions, Inc. and Aptuit LLC

Unaudited Pro Forma Combined Financial Statements

As of the effective time of the Acquisition, Catalent provided deferred taxes and other tax adjustments as part of the accounting for the Acquisition, primarily related to the estimated fair value adjustments for acquired property, plant and equipment, intangibles and assumed liabilities (see Note 6. Pro Forma Adjustments, items X and X). The amount of these deferred taxes, which is calculated by the CTS Business on an annual basis as of September 30, is based upon the CTS Business’ 2011 Annual Financial Statements for the year ended September 30, 2011, and this disclosure is the basis for Catalent’s tax adjustments.

The pro forma adjustment to record the effect of deferred taxes and other tax adjustments was computed as follows:

(in millions)
Estimated fair value of identifiable intangible assets acquired	$177.6
Estimated fair value adjustment of property and equipment acquired	9.7

Total estimated fair value of assets acquired	$187.3

Deferred taxes associated with the estimated fair value of assets acquired and liabilities assumed at 26% (1)	$48.9

(1)

Represents an estimate of the weighted-average statutory tax rates in the various jurisdictions where the fair value adjustments may occur. Amount is included in the pro forma adjustments to deferred taxes.

6.	Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Consideration Transferred; and Note 5. Estimate of Assets Acquired and Liabilities Assumed.

Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a) To record an estimate of the additional depreciation expense related to the preliminary estimated fair value adjustment to plant, property and equipment acquired. For purposes of these unaudited pro forma combined financial statements, Catalent has reflected the estimated additional depreciation expense in “Cost of sales”, as follows:

(in millions)	Year Ended June 30, 2011	Six Months Ended December 31, 2011
Estimated depreciation expense of acquired property, plant and equipment	$2.2	$1.1

(b) To adjust amortization expense to an estimate of intangible asset amortization, as follows:

(in millions)	Year Ended June 30, 2011	Six Months Ended December 31, 2011
Elimination of the CTS Business historical amortization of intangibles	$(4.5)	$(2.3)
Estimated amortization of acquired intangible assets	16.0	8.0

Total	$11.5	$5.7

Catalent Pharma Solutions, Inc. and Aptuit LLC

Unaudited Pro Forma Combined Financial Statements

(c) To eliminate advisory, legal, regulatory and valuation costs included in the historical financial statements of Catalent and the CTS Business, which are directly attributable to the Acquisition but which are not expected to have a continuing impact on the combined entity’s results, as follows:

(in millions)	Year Ended June 30, 2011	Six Months Ended December 31, 2011
Elimination of Catalent’s advisory, legal, regulatory and valuation costs assumed to be non-recurring	$(0.3)	$(4.3)
Elimination of the CTS Business acquisition-related transaction costs assumed to be non-recurring	—	(2.2)

Total	$(0.3)	$(6.5)

(d) To record the estimated incremental interest expense in connection with the Incremental Term Loan facility used to finance the Acquisition as follows:

(in millions)	Year Ended June 30, 2011	Six Months Ended December 31, 2011
Eliminate the CTS Business interest expense	$(20.0)	$(7.2)
Eliminate Catalent’s interest expense	(165.5)	(83.2)
Estimated interest expense on new and existing debt	186.5	93.3
Estimated amortization of term loan discount	2.0	1.0

Total	$3.0	$3.9

Catalent estimates incremental interest expense for the year ended June 30, 2011 and for the six months ended December 31, 2011 associated with the Incremental Term Loan Facility of $3.0 million for the year ended June 30, 2011 and $3.9 million for the six months ended December 31, 2011 based on the Incremental Term Loan Facility pursuant to the accordion feature under Catalent’s credit agreement. Catalent is the borrower under the Incremental Term Loan Facility. The loans under the new Incremental Term Loan Facility have an incremental term loan facility with substantially similar terms as loans under Catalent’s existing term loan facilities.

Borrowings under the Incremental Term Loan Facility bear interest, at Catalent’s option, at a rate equal to the Eurocurrency Rate applicable to Dollar Term Loans plus 4.00%, subject to a floor of 1.25% or the Base Rate plus 3.00%, subject to a floor of 2.25%. Upon completion of the Acquisition and the borrowing by Catalent under the Incremental Term Loan Facility, Catalent paid to the lenders a fee equal to 1.00% of the principal amount of the borrowing.

(e) To record an estimate of the tax impacts of the Acquisition on the balance sheet and statement of operations, primarily related to the additional expense associated with incremental debt to finance the Acquisition, estimated fair value adjustments for acquired property, plant and equipment, intangibles and assumed liabilities, the elimination of transaction costs directly attributable to the Acquisition assumed to be non-recurring, repatriation decisions and the assumed utilization of deferred tax attributes, as applicable.

Catalent Pharma Solutions, Inc. and Aptuit LLC

Unaudited Pro Forma Combined Financial Statements

(in millions)	Year Ended June 30, 2011	Six Months Ended December 31, 2011

Amortization of intangibles	$11.5	$5.7
Depreciation expenses for step-up of property, plant and equipment	2.2	1.1
Additional interest expense related to new debt issued	3.0	3.9

Total	$16.7	$10.7

Income tax benefit associated with expenses related to assets acquired	$4.7	$3.3

Catalent has assumed a 41% tax rate when estimating the tax impacts of the additional expense on incremental debt to finance the Acquisition because the debt is an obligation of a U.S. entity and taxed at the estimated combined effective U.S. federal statutory and state rate. The effective tax rate and tax accounts in the balance sheet of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including repatriation decisions, cash needs and geographical mix of income.

(f) To record the cash acquisition consideration of $402.1 million. The cash was sourced from a combination of bank financing of $400.0 million less related discount and fees of $9.7 million and available cash.

(g) To record a receivable due from Aptuit for estimated income taxes incurred prior to the Acquisition of $5.8 million, for which Catalent is indemnified.

(h) To adjust plant, property and equipment to an estimate of fair value, as follows:

Estimated Step-up (in millions)

Land	$(1.3)
Building and improvements	(2.7)
Leasehold Improvements	2.7
Machinery and equipment	10.6
Computer hardware	(0.2)
Software	0.4
Furniture and fixtures	0.3
Construction-in-progress	(0.1)

Total	$9.7

(i) To adjust goodwill to an estimate of acquisition-date goodwill, as follows (in millions):

Eliminate the CTS Business historical goodwill	$(41.8)
Estimated transaction goodwill	174.8

Total	$133.0

Goodwill is calculated as the difference between the acquisition date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

Catalent Pharma Solutions, Inc. and Aptuit LLC

Unaudited Pro Forma Combined Financial Statements

(j) To adjust intangible assets to an estimate of fair value, as follows (in millions):

Eliminate the CTS Business historical intangible assets	$(16.8)
Estimated fair value of intangible assets acquired	177.6

Total	$160.8

(k) To record estimated non-recurring costs of Catalent for advisory, legal, regulatory and valuation costs for $9.7 million.

(l) To adjust unearned revenue to an estimate of fair value of $9.5 million,

(m) To eliminate deferred rent liabilities of $0.7 million.

(n) To record deferred tax liabilities related to the fair value increase of the acquired assets.

(o) To record the fair value of assumed facility operating leases for unfavorable rates of $1.1 million

(p) To eliminate the CTS Business additional paid-in-capital and retained earnings.

The unaudited pro forma combined financial statements do not reflect anticipated acquisition-related transaction costs to be incurred by Catalent and the CTS Business, which are estimated to be approximately $8.8 million and $2.5 million, respectively.

The unaudited pro forma combined financial statements do not reflect the expected realization of annual cost savings. These savings are expected in selling, general and administrative functions, research and development and manufacturing. Although Catalent management expects that cost savings will result from the acquisition, there can be no assurance that these cost savings will be achieved. The unaudited pro forma combined financial statements do not reflect estimated restructuring and integration charges associated with the expected cost savings.